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                                       PRINTWARE, INC.

                                         EXHIBIT 10.1
                                   LEASE PROGRAM AGREEMENT

                             Lease Program Agreement

This Lease Program Agreement is made and entered into as of December 29, 2000, between Printware, Inc., a Minnesota corporation, having its principal office at 1270 Eagan Industrial Road, Eagan, MN 55121, 651/456-1400 ("PWI"), and Minnwest Capital Corporation, a Minnesota corporation, having an office at 10201 Wayzata Blvd, Suite 230, Minnetonka, MN 55305, 952/545-8815 ("Purchaser").

RECITALS

Printware, Inc. designs, builds and markets "computer-to-plate" systems which are used by the printing industry to create printing plates directly from computer data. Computer-to-plate systems replace the traditional platemaking process of typesetting, paste-up, camera work, and processing film. PWI is interested in developing a program for the external financing of its "computer-to-plate" equipment under the terms and conditions set forth herein (defined below as the "Program"). The Purchaser is a lessor and financier of various types of equipment and is interested in working with PWI in developing the Program and in purchasing and taking assignments of certain Equipment Lease Agreements with "computer-to-plate" equipment end users (defined below as "Users") providing for the lease of Equipment (defined below as "Contracts") under the Program.

PWI desires to sell to Purchaser, and Purchaser agrees from time to time to purchase from PWI on the terms and conditions set forth therein, PWI's interest in such Equipment, such Contracts applicable to such Equipment and PWI's rights thereunder and certain of the payments (defined below as "Payments") due under such Contracts. PWI retains the obligation to perform all of its duties and obligations under the terms of the Contracts. Purchaser also may from time to time agree to perform other services with respect to Contracts or other agreements between PWI and its Users in connection with the Program, as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings unless the context requires otherwise:

Additional Rent means with respect to any Equipment, amounts payable by a User to PWI for the use of any Add-on not purchased by Purchaser, and, in the event of any addition or modification to any part of such Equipment which results in a replacement by PWI of any part of such Equipment and results in an increase in amounts due PWI by the User under the applicable Contract which are not purchased by Purchaser. Additional Rent shall also mean all amounts payable by the User with respect to such addition or modification in excess of amounts of Payments purchased by Purchaser.

Add-on means an addition or modification to any Equipment, accomplished by a change in size, capacity, utility, speed or power of such Equipment, which does not, however, result in any replacement of or substitution for any item or component of such Equipment.

Agreement means this Lease Program Agreement as originally executed and as it may from time to time be amended or supplemented in writing.

Alteration has the meaning ascribed to it in Section 6.6.

Approved Purchase has the meaning ascribed to it in Section 2.1.

Business Day means a day (other than Saturday or Sunday) on which the banks in Minneapolis, Minnesota are open for business.

Certificate of Acceptance means an Installation Certificate from a User, in form and substance reasonably satisfactory to Purchaser, duly executed by such User indicating acceptance by such User of the Equipment under a Contract to which such User is a party.

Closing Date means each date on which a Purchase is completed in accordance with Section 4.3. The Closing Dates shall be established from time to time by mutual agreement of the parties.

Contract means an Equipment Lease Agreement between PWI and a User relating to the use of the Equipment described therein, insofar as it relates to such Equipment, or any other lease or other agreement, whose terms and conditions are acceptable to Purchaser, between PWI and a User relating to the use of the Equipment described therein, including any such Contract resulting from a Remarketing, and any amendment thereto, in each case which is subject to a Purchase by Purchaser hereunder.

Default means any event specified in Sections 8.1 or 8.2, provided that any requirement in connection with such event for the giving of notice or lapse of time or any other condition has not been satisfied.

Discount Rate means the annual interest rate used in determining the Purchase Price of each Investment Schedule, which is established by the Purchaser for each Equipment Pool. The Discount Rate shall be equal to the average prime or reference rate published in The Wall Street Journal for the one week period (Monday through Friday) prior to a date for determination of the Discount
Rate plus:

125 basis points over the average prime or reference rate for calculating the Purchase Price of PWI's lease portfolio, which shall be the first Investment Schedule as set forth in Schedule 1 on the first Closing Date.

100 basis points over the average prime or reference rate, however, at no time shall the Discount Rate be less than nine percent (9%) when calculating the Purchase Price of future Investment Schedule (s) as set forth in Schedule 1 of each Closing Date (s) after the original Closing Date.

Documents means this Agreement and all other documents contemplated under this Agreement, including each Contract and all other documents necessary for the conveyance of the interests sold to Purchaser by PWI pursuant hereto.

Enforcement Notice has the meaning ascribed to it in Section 6.3 (f).

Equipment means the equipment leased to a User pursuant to a Contract and purchased by Purchaser pursuant to this Agreement and subject to a Purchase, including any Add-ons which are subject to a Purchase or financed, and any replacements, renewals, substitutions, improvements, modifications, upgrades and additions thereto.

Equipment Pool shall consist of all items of Equipment subject to a Purchase and purchased during the Purchase Commitment period.

Event of Default means any event specified in Sections 8.1 or 8.2.

Funding Commitment has the meaning ascribed to it in Section 2.2.

Funding Date means each date on which the Purchase Price with respect to a Purchase is paid. Funding Dates shall be established from time to time by the mutual agreement of the parties.

Improvement Purchase Price has the meaning ascribed to it in Section 6.6.

In-Place Remarketing means Remarketing to Users as described in Section 7.2.

Investment Account means an account which is established by mutual agreement of the Purchaser and PWI for each Equipment Pool, the operation of which is described in Section 2.9.

Investment Recovery means that an Investment Account balance has been reduced to zero dollars ($0.00). Investment Recovery shall have occurred on the first day of the calendar month following the month during which the beginning balance of the Investment Account is reduced to zero dollars ($0.00).

Investment Schedule means an Investment Schedule with respect to Equipment, in the form attached hereto as Exhibit D and executed by the Purchaser and PWI.

Lease Agreement means a Printware, Inc. Equipment Lease Agreement (or such other name as may appear on a similar agreement executed by PWI) in substantially the form attached hereto as Exhibit A, pursuant to which PWI and a User have entered into a lease on the terms and conditions set forth therein, and incorporating such changes to such terms and conditions as are acceptable to Purchaser.

List Price means the normal selling price at which PWI shall offer its Equipment for sale in the ordinary course of business to purchasers of Equipment.

Loss Items has the meaning ascribed to such term in Section 5.9.

Maintenance Agreement means any and all maintenance agreements between a User and PWI relating to operation, support, training and other services with respect to any Equipment.

Obligations means all liabilities and obligations of any kind or nature whatsoever of one party to another under the Documents, whether direct or indirect, absolute or contingent, due or to become due, and whether now existing or hereafter arising, and howsoever evidenced or acquired.

Offer has the meaning ascribed to such term in Section 7.3.

Payment means the monthly Rental Payment due from a User during the term of a Contract which is described in an Investment Schedule and is to be paid to Purchaser under the terms of this Agreement,

Permitted Liens means each of the following:

inchoate liens for taxes, assessments or governmental charges or levies not yet due or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgement of the management of PWI) have been established;

liens in respect of property or assets of PWI imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, and mechanics' liens, statutory landlord's liens, and other similar liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of PWI or
(ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture of sale of the property or asset subject to such lien; liens created by or pursuant to this Agreement and the other Documents;

liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto), so long as no cash or property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) is deposited or delivered to secure any respective judgment or award, or any appeal bond in respect thereof, the fair market value of which exceeds $10,000;

liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and

banker's liens, rights of setoff and similar liens incurred on deposits made in the ordinary course of business.

Person means any corporation, partnership, limited liability entity, trust, estate, individual, unincorporated business entity or governmental department, administrative agency or instrumentality.

Pre-Approved Criteria has the meaning ascribed to it in Section 7.3.

Present Value means the value today of a stream of Payments and Residual, discounted at the Discount Rate.

Program means the Purchase of the Equipment by Purchaser under the terms and conditions set forth in this Agreement.

Purchase means a purchase, in accordance with the provisions of Sections 2 and 4 hereof, by Purchaser from PWI of Contracts, the related Equipment covered by such Contracts and the Payments due under such Contracts, and such purchase shall constitute a Purchase for all purposes under this until the rights of Purchaser revert to PWI.

Purchase Commitment has the meaning ascribed to it in Section 2.8.

Purchase Price means the amount paid by Purchaser to PWI plus any Referral Fee paid to Lakebrook Capital LLC for a Purchase, which shall be determined in accordance with the provisions hereof.

Purchaser Default means any event specified in Section 9 provided that any requirement in connection with such event for the giving of notice or lapse of time or any other condition has not been satisfied.

Purchaser Event of Default means any event specified in Section 9.

Purchaser's Lien means any lien on any Equipment, any Contract or any Payment or Rental Payment created or caused by Purchaser that is not otherwise permitted by the terms of the Documents, or results from claims against Purchaser not related to transactions under the Program.

Record means a communication between the parties hereto, the origination and treatment of which are more fully set forth in Section 13.6.

Referral Fee has the meaning ascribed to it in Section 13.15.

Remarket or Remarketing shall mean the re-lease of any Equipment or extension of a Contract beyond the initial term of the applicable Contract in whole or in part, to either the original User, to any other User or to any other Person, entered into as a result of PWI's services pursuant to Section 7 hereof.

Remarketing Costs means PWI's reasonable out-of-pocket expenses directly associated with the remarketing of Equipment, pursuant to Section 7, including sales commissions, service and repair costs incurred pursuant to
Section 7.3 (other than those incurred in connection with mandatory field changes made to Equipment which PWI makes or causes to be made to all or substantially all similar equipment at no cost to the users thereof and, except in the event of a default under the applicable Contract, other than those for which a User is responsible thereunder) and any improvements or refurbishment made to any Equipment prior to Remarketing at the request of Purchaser pursuant to Section 7.3. Such Remarketing Costs shall be substantiated with appropriately documented, valid written receipts and shall be determined from PWI's books and accounts in accordance with PWI's standard accounting policies and practices consistently applied. Such Remarketing Costs shall be incurred at rates no greater than those charged by PWI to other lessors or owners of PWI equipment in connection with similar remarketing arrangements and shall not exceed PWI's actual costs for items paid to third parties. Notwithstanding the foregoing provisions of this definition, return costs for which the User is responsible under the applicable Contract (e.g., deinstallation, packing and shipping costs and costs of repairs and service required to place the Equipment in the condition required by the Contract, all such return costs being herein referred to as "User Return Costs") shall be treated as follows: (i) in the event of a default under the applicable Contract, User Return Costs shall, to the extent actually incurred by PWI, be treated as Remarketing Costs; (ii) in cases other than default under a Contract (A) in the event PWI elects to assume responsibility for billing and collecting User Return Costs, such Costs shall not be treated as Remarketing Costs; and (B) in the event PWI does not elect to assume responsibility for billing collecting User Return Costs, PWI shall provide an estimate of such Cost in a Record to Purchaser and the User and Purchaser will assume responsibility for billing and collecting such Costs, in which case such Costs shall be treated as Remarketing Costs, (provided that if the User disputes the estimated amount of such Costs, PWI and Purchaser will consult regarding the proper amount thereof to be treated as Remarketing Costs).

Remarketing Proceeds means, in the case of a sale of Equipment Remarketed pursuant to Section 7, the total sales price therefor received, less applicable sales or use taxes, and, in the case of a re-lease of Equipment Remarketed pursuant to Section 7 (either to the existing User or to a third party), the present value (determined in accordance with Section 7.7) of the periodic Rental Payments payable by a User less applicable sales, use, ownership, transaction and personal property taxes, costs of insurance or other expenses to be borne or paid by Purchaser

Rental Payment means the periodic payment payable by a User under the Contract applicable thereto during the term of such Contract, Additional Rent or taxes payable by User, all amounts which represent settlement by the User of termination liability with respect to Equipment subject to such Contract, all amounts payable by the User or any insurer to PWI as a result of a loss or damage to any item of such Equipment beyond repair and any payments to which PWI may be entitled by reason of the User's failure to timely make such payments.

Repurchase Price means, with respect to any Contract, Equipment and Payments under such Contract to be repurchased by PWI pursuant to the provisions of this Agreement, an amount equal to the sum of (a) an amount sufficient to permit Purchaser to receive the remaining balance of the Investment Account with respect to the related Investment Schedule as of the date of repurchase relating to such Contract, Equipment and Payments; (b) any and all other amounts due Purchaser by PWI or a User and unpaid under the terms of the related Investment Schedule with respect to such Contract, Equipment and Payments, including, but not limited to all reasonable expenses, including taxes (other than those paid by Purchaser for which Purchaser is reimbursed by any third party) paid by Purchaser in connection with the ownership of such Contract, Equipment and Payments, plus interest on such amounts at the Discount Rate applicable thereto from the date of payment of such expenses by Purchaser to the date Purchaser is reimbursed for such expenses, and (c) all Residual Sharing under Section 2.7.

Residual means the anticipated fair market Residual value of the Equipment used when calculating the Purchase Price for thirty-six (36), forty-eight
(48), and sixty (60) month Contracts.

The Residual value of the Equipment for thirty-six (36) month Contracts shall be twenty percent (20%) of the Equipment price.

The Residual value of the Equipment for forty-eight (48) month Contracts shall be fifteen percent (15%) of the Equipment price.

The Residual value of the Equipment for sixty (60) month Contracts shall be ten (10%) of the Equipment price.

PWI means Printware, Inc., a Minnesota corporation.

PWI Submittal has the meaning ascribed to it in Section 2.1.

Taxes has the meaning ascribed to it in Section 13.12.

Third Party Remarketing means Remarketing to Persons other than Users as described in Section 7.3.

Total Debt means, as to PWI as of any date of determination, total indebtedness of PWI, as determined in accordance with generally accepted accounting principles consistently applied.

User means the party to a Contract or any other party obligated to make Rental Payments thereunder, including any party entering into a Contract as a result of a Remarketing of Equipment.

     Additional definitions may be found elsewhere in this Agreement.

SECTION 2 THE PURCHASES.

2.1   PWI Submittal; Purchaser Approval.

(a) PWI Submittal. From time to time, PWI may submit proposed Purchases to Purchaser for approval. Each such request for approval shall be made by the submission to Purchaser of a request for financing, a form of which is attached hereto as Exhibit B (a "PWI Submittal"), which shall include the following:

(i) the following information pertaining to the proposed Users: (A) the full name and address of each User, and (B) the date of Equipment installation and acceptance, from each User to PWI;

(ii)     a description of the Equipment involved in the proposed Purchase;
a description of the terms of the Contracts involved in the proposed Purchase, including the amounts and due dates of the Payments, renewal termination or prepayment options or rights and, if negotiated prior to the PWI Submittal, any material changes to the standard forms of the Lease Agreement.

In addition, PWI shall submit to Purchaser such other information with respect to a proposed Purchase and the applicable User as Purchaser may reasonably request.

(b) Purchaser Approval. Upon receipt of a PWI Submittal and the foregoing information Purchaser shall promptly conduct such credit investigation and financial analysis of the proposed Purchase and such User as it shall deem necessary or appropriate. Purchaser will use its best efforts to inform PWI in writing of its approval or rejection of the proposed Purchase within three Business Days from the date of Purchaser's receipt of all of the foregoing information. If, in a given instance, Purchaser requires additional time to complete its analysis, Purchaser may so advise PWI, in writing, prior to the end of the applicable period, whereupon PWI may, in its sole discretion, grant or deny such additional time; absent such an approved extension, if Purchaser shall not have approved a proposed Purchase, in writing, within 5 Business Days from the date of Purchaser's receipt of all of the foregoing information, the proposed Purchase will be deemed rejected by Purchaser. Unless PWI has indicated in the PWI Submittal that such PWI Submittal is nonexclusive (which PWI may do from time to time when circumstances warrant), if Purchaser approves a proposed Purchase on the terms set forth in the PWI Submittal relating thereto and issues a Funding Commitment with respect thereto, such proposed Purchase shall be an "Approved Purchase" hereunder and the parties shall proceed to consummate the Approved Purchase; provided, however, that if such Approved Purchase is not consummated by reason of the User failing to proceed, neither PWI nor Purchaser shall have any liability to the other for such failure to consummate.

2.2 Funding Commitment. If Purchaser approves a proposed Purchase, it will issue a funding commitment to PWI, a form of which is attached hereto as Exhibit C (a "Funding Commitment"), with respect to such proposed Purchase.
A Funding Commitment shall be effective from a credit perspective (as distinguished from a pricing perspective) for a period of 30 days from the date of its issuance, unless otherwise specified therein. If PWI desires a longer commitment period (up to, but not exceeding, 60 days) for a given proposed Purchase, it will request such longer period in the applicable PWI Submittal, and Purchaser will reflect its response by specifying the commitment period in its Funding Commitment. Unless otherwise stated in the Funding Commitment, Purchaser will consummate the proposed Purchase at the Purchase Price determined in accordance with Section 2.4 below. In addition, the Funding Commitment shall specify any other special conditions, terms or documents Purchaser may reasonably require for funding the proposed
Purchase. If the Funding Commitment specifies terms and conditions that vary in any material respect from those set forth in the related PWI Submittal, the proposed Purchase described therein shall not be approved by PWI and the Purchaser unless PWI authenticates the Funding Commitment indicating in writing its acceptance of the terms and conditions specified therein. PWI will, within five Business Days of receipt of such a Funding Commitment, advise Purchaser, in writing, whether it accepts the terms and conditions specified therein and, if so, will authenticate the Funding Commitment. If PWI shall not have authenticated such a Funding Commitment within such five Business Day period, the varying terms contained therein shall be deemed rejected by PWI. Upon authentication by PWI of such a Funding Commitment, the purchase shall be deemed to have been approved (an "Approved Purchase"), and the parties shall proceed to consummate the Approved Purchase described therein; provided, however, that if such Approved Purchase is not consummated by reason of the User failing to proceed, neither PWI nor Purchaser shall have any liability to the other for such failure to consummate.

2.3 Cancellation of a Funding Commitment. Purchaser reserves the right to cancel a Funding Commitment at any time prior to the payment of the Purchase Price if Purchaser determines, in its sole discretion, that any one or more of the following has occurred: (a) any representation made in the related PWI Submittal (inclusive of all financial information) is false or misleading in any material respect; (b) an event has occurred or a condition or circumstance has arisen which in Purchaser's reasonable judgment could result in a material adverse change in the business, condition (financial or otherwise), performance, operations, properties or prospects of a subject User or which, in Purchaser's reasonable judgment, could impair in any material respect such User's ability to perform its obligations under the subject Contract; (c) an existing account of a subject User with Purchaser or its affiliates has become past due in payments owed by more than 90 days after the due date; or (d) any event has occurred which would constitute a Default or Event of Default under this Agreement or a default under the subject Contract. Purchaser shall provide written notice to PWI of any cancellation of a Funding Commitment in a Record.

2.4 Determination of Purchase Price. The Purchase Price for each Approved Purchase will be determined and calculated as the present value of the Payments under the Contract to be purchased and the present value of Purchaser's Residual Value of the Equipment covered by such Contract, discounted at the Discount Rate. However, in no event shall the Purchase Price for the Equipment be greater than PWI's List Price.

2.5 Purchases. Upon the satisfaction of all conditions to an Approved Purchase contained in Section 4, including without limitation delivery by PWI of the Investment Schedule called for therein (pursuant to which PWI will sell, assign, transfer and deliver to Purchaser the subject Contract and related Equipment), Purchaser will pay to PWI the Purchase Price for such Purchase by wire transfer as follows, unless otherwise directed by PWI in a Record at least one Business Day prior to such payment;

Bank Name: US Bank St. Paul, N.A.
Direct Federal Funds Wire
ABA Routing Number 091-0000-22
for the account of Printware, Inc., Account #180120895719
Attention: Cory Lomen, Controller

Obligations of PWI. Notwithstanding the occurrence of any Purchase described in Section 2.5, PWI shall remain liable for all its duties and obligations under the terms of each Contract conveyed to Purchaser pursuant to a Purchase. PWI shall not be liable to Purchaser, and no recourse to PWI shall be available to Purchaser, with respect to any User's obligation under any Contract.

Residual Sharing. PWI and Purchaser shall each receive and retain for its respective account, during the first full calendar month after Investment Recovery and thereafter a fee equal to fifty percent (50%) of the Payments generated by the Equipment Pool.

Purchase Commitment. After the earlier of (a) twelve months after the date of this Agreement has elapsed or (b) the date on which Purchases in the aggregate amount of five million and no/100dollars ($5,000,000.00) of Equipment have occurred, no further Equipment Pool will be created, and the Payments generated by the Equipment will amortize the Equipment
Pools then existing (the "Purchase Commitment"). The first Equipment Pool will consist of Equipment purchased by Purchaser between December 29, 2000 and December 31, 2001.

Investment Account. An Investment Account shall be established for each Equipment Pool, to be mutually agreed upon by PWI and the Purchaser. The Investment Account for each Equipment Pool shall be equal to the Purchase Price paid by Purchaser. The Investment Account for an Equipment Pool shall be increased by the dollar weighted average Discount Rate for the Equipment Pool on the beginning balance and credited with the Payments paid to Purchaser with respect to the Equipment in such Equipment Pool.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

3.1 By PWI. Except as disclosed by PWI to Purchaser from time to time in a Record and approved by Purchaser in a Record, PWI represents and warrants to Purchaser as of the date hereof and as of each Closing Date and Funding Date that:

(a) Authority. PWI is a corporation duly incorporated and validly existing and in good standing under the laws of Minnesota and fully licensed, qualified to do business and in good standing in every jurisdiction in which it is required by law to be, including every jurisdiction where such licensing or qualification is or, to the best of PWIs knowledge, will be required for the purpose of enforcing its rights to any Equipment purchased by Purchaser hereunder, and under each Contract subject to an Investment Schedule. PWI has all powers and all permits, consents and authorizations necessary to own and operate its properties and to carry on its business as presently conducted and to consummate the transactions contemplated hereby. The execution of, delivery of and performance under the Documents by PWI (i) are permitted by the Certificate of Incorporation and Bylaws of PWI and (ii) will not contravene, or constitute a default under any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of PWI, or of any mortgage, indenture, contract, agreement or other instrument, or any judgment, order on decree, binding upon PWI. The Documents, and the several agreements and instruments contemplated thereby as of their dates of execution and delivery, have been or will have been duly executed and delivered and are or will constitute legal, valid and binding obligations of PWI, enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditor' rights generally and subject to general principles of equity.

(b) Title to Contracts, Payments and Equipment. As of each Closing Date, PWI will have good title to the Equipment, the Payments and the Contracts applicable thereto being sold on such Closing Date, free and clear of all security interests, liens, claims and encumbrances whatsoever, other than Permitted Liens, but subject, however, to the rights of the Users under the applicable Contracts and under applicable law; and PWI shall have full power and authority to sell its interest in any Contracts, Equipment and Payments to Purchaser. PWI hereby warrants said title to such Contracts, Equipment and Payments against all claims and demands whatsoever except as otherwise permitted by this Agreement. PWI warrants that all taxes due or payable with respect to the Contracts, Equipment and Payments attributable to periods prior to the Closing Date have been or will be paid, except for those contested in good faith.

Contracts. As of each Closing Date, each Contract being sold to Purchaser on such Closing Date shall be, to PWI's actual knowledge, a valid and binding obligation enforceable in accordance with its terms against the User. Each such Contract shall be in full force and effect and, unless otherwise disclosed to Purchaser in a Record prior to such Closing Date and reflected in the Purchase Price relating to such Contract, there shall have been no prepayment of any Payments remaining due thereunder as of such Closing Date. To PWI's actual knowledge, neither party to such Contract shall be in default thereunder and no claims, offsets, withholdings, credits, deductions or defenses shall be threatened or exist (or with notice or the passage of time, or both, will exist) to the payment of any and all Payments due thereunder. As of such Closing Date and Funding Date, the original Lease Agreement pertaining to any such Contract shall have been legended to reflect Purchaser's interests in such Contract, the Payments thereunder and the Equipment covered thereby. The information regarding such Contract contained in the PWI Submittal relating thereto shall be true and correct in all material respects as of such Closing Date and Funding Date.

Equipment Warranty and Use. As of each Closing Date, PWI hereby represents and warrants that the Equipment to be purchased by Purchaser on such Closing Date conforms to any specifications of the User thereof set forth in the Contract applicable thereto or otherwise specified by the User and agreed to by PWI, and such User has accepted such Equipment under such Contract as satisfactory in all respects. PWI agrees that Purchaser shall have the benefit of all warranties and representations given by PWI to such User with respect to any Equipment sold to Purchaser hereunder under the terms of each Contract applicable thereto as well as under warranties furnished to PWI by any other person with regard to such Equipment to the extent transferable by PWI.
Except as disclosed to Purchaser in a Record prior to any Closing Date and approved in a Record by Purchaser, PWI warrants that all Equipment manufactured by or on behalf of PWI and sold hereunder shall be maintainable in accordance with PWI's standard commercial practices, if installed and used in a manner consistent with the then current operating guidelines issued by PWI, and will continue to warrant the maintainability of such Equipment on such basis for a period of three (3) years following cessation of production of such Equipment by PWI. To the extent permissible, PWI hereby assigns to Purchaser all warranties made by the manufacturers and suppliers of any Equipment not manufactured by or on behalf of PWI. PWI further warrants that Purchaser shall have no responsibility or liability for any representations, warranties or other obligations of PWI in respect of any such Equipment or under the terms of any related Contract except that Purchaser shall not disturb the quiet enjoyment of the User of any such Equipment so long as the User is not in default under the terms of the Contract applicable thereto.
PWI warrants that any disclaimer of representation or warranty contained in this paragraph are contained in the Users' Lease Agreement.

EXCEPT FOR EXPRESS WARRANTIES MADE BY PWI HEREIN, PWI HAS NOT MADE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUITABILITY, WORKMANSHIP, ADEQUACY, DURABILITY, DESIGN, OPERATION OR CONDITION OF THE EQUIPMENT OR ANY PART THEREOF, ITS MERCHANTABILITY, ITS FITNESS FOR USE OR THE PARTICULAR PURPOSES AND USES OF ANY USER, AS TO ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR
OTHERWISE.

     (e) Approvals. As of each Closing Date, no approvals or consents of or notices to or filings with any governmental department, administrative agency or instrumentality having jurisdiction over PWI, or any other Person, shall be necessary to permit PWI to enter into and execute the Documents applicable to the Purchase to occur on such Closing Date or to perform its Obligations thereunder or to disclose the applicable Contract to Purchaser; or if any such approvals, consents, notices or filings are required, such have been obtained, made or given and are in full force and effect.

Litigation. There is and as of each Closing Date there shall be no action, suit or proceeding pending or, to the knowledge of PWI overtly threatened, against PWI before any court, governmental department, administrative agency or instrumentality which, if such action, suit or proceeding were adversely determined, would materially and adversely affect the ability of PWI to perform its Obligations under the Documents. As of each Closing Date there shall be no action, suit or proceeding pending or overtly threatened involving any Equipment or any Payments to be purchased on such Closing Date or the rights of PWI under any Contract applicable thereto.

(g) No Withholding. PWI warrants that except as disclosed to Purchaser in a Record prior to any Closing Date and approved in a Record by Purchaser, all Payments will be free of any withholdings, offsets or abatements by the User obligated to make such Payments. In the event the User asserts any such withholdings, abatements or offsets, PWI shall not be in breach of this warranty, provided that PWI promptly remits the amount of such withholding, offset or abatement to Purchaser pursuant to the provisions of Section 12.l
(g). Each Contract shall provide that the User shall pay or be responsible for remitting payment for any and all taxes and similar charges which are imposed by any government, governmental subdivision or other taxing authority of or in any jurisdiction, and are imposed on or with respect to (i) the Equipment; (ii) such Contract; and (iii) the Payments received with respect to the Equipment other than taxes based upon the lessor's net income.

(h) Accuracy of Information. All factual information heretofore or contemporaneously herewith furnished by or on behalf of PWI to Purchaser in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of PWI to Purchaser will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading.
All balance sheets, statements of operations, of shareholders' equity and of cash flows, and other financial data of PWI which have been or shall hereafter be furnished to Purchaser in writing for the purposes of or in connection with this Agreement, or the transactions contemplated hereby, have been and will be prepared in accordance with Generally Accepted Accounting principles consistently applied throughout the periods involved and do and will present fairly the financial condition of PWI as of the dates thereof and the results of its operations and its cash flows for the periods covered thereby.

(i) Chief Executive Office. PWI's chief executive office is located at 1270 Eagan Industrial Road, St. Paul, Minnesota 55121.

(j) No Event of Default. No Default or Event of Default has occurred and is continuing.

(k) Material Adverse Change. Since the date of the latest financial statement furnished by PWI to Purchaser pursuant to Section 5.3, there has been no material adverse change in the financial condition, business, or operations of PWI which change affects PWI's ability to perform its Obligations.

3.2 By Purchaser. Except as disclosed by Purchaser to PWI from time to time in a Record and approved by PWI in a Record, Purchaser represents and warrants to PWI as of the date hereof and as of each Closing Date and Funding Date that:

(a) Authority. Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of Minnesota. Purchaser has all powers and all permits, consents and authorizations necessary to consummate the transactions contemplated hereby. The execution of, delivery of and performance under the Documents by Purchaser (i) are permitted by the Articles of Incorporation and Bylaws of Purchaser and (ii) will not contravene, or constitute a default under any provision of applicable law or regulation or of the Articles of Incorporation or Bylaws of Purchaser, or of any mortgage, indenture, contract, agreement or other instrument, or any judgment, order or decree, binding upon Purchaser. This Agreement, and the several agreements and instruments contemplated hereby to be executed and delivered by Purchaser in connection with a Purchase hereunder; as of their dates of execution and delivery, have been or will have been duly executed and delivered and are or will constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

Approvals. As of each Closing Date, no approvals or consents of or notices to or filings with any governmental department, administrative agency or instrumentality having jurisdiction over Purchaser; or any other Person, shall be necessary to permit Purchaser to enter into and execute the Documents applicable to the Purchase to occur on such Closing Date or to perform its Obligations thereunder or if any such approvals, consents, notices or filings are required, such have been obtained, made or given and are in full force and effect.

(c) Litigation. There is and as of each Closing Date there shall be no action, suit or proceeding pending or, to the knowledge of Purchaser threatened, against Purchaser before any court, governmental department, administrative agency or instrumentality which, if such action, suit or proceeding were adversely determined, would materially and adversely affect the ability of Purchaser to perform its Obligations.

(d) Accuracy of Information. All factual information heretofore or contemporaneously herewith furnished by or on behalf of Purchaser to PWI in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Purchaser to PWI will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading.

No Purchaser Event of Default. No Purchaser Default or Purchaser Event of Default has occurred and is continuing.

Purchaser Lien.  No Purchaser Lien exists.

SECTION 4. CONDITIONS TO PURCHASES. Purchaser's obligation to consummate any Approved Purchase is subject to the performance by PWI of all its obligations under the Documents pertaining thereto and to the satisfaction of the following conditions:

4.1 Accuracy of Representations. The representations and warranties contained herein and in other Documents pertaining to such Approved Purchase shall be true and correct in all material respects on and as of such Closing Date or for which exceptions thereto have been disclosed in writing to the Purchaser and have been approved in writing by the Purchaser.

Delivery of Basic Documents. Purchaser shall have received all the following documents on or prior to the first Closing Date:

A duly executed copy of this Agreement.

An Opinion of counsel to PWI on such matters as Purchaser may reasonably request.

A certificate relating to incumbency and authority of officers of PWI to execute and deliver Documents pursuant to the terms hereof and corporate resolutions of PWI relating to the transactions contemplated hereby in form and substance acceptable to Purchaser. Purchaser may conclusively rely on such certificate until it shall receive a further certificate from PWI canceling or amending the prior certificate.

Certificates of Good Standing of PWI in the state of Minnesota, and such other documents as Purchaser may reasonably request relating to the valid existence of PWI and the authorization, execution and delivery of the Documents and other matters relevant thereto.

In connection with the first Purchase under this Agreement, and at such later times as Purchaser may reasonably request, Uniform Commercial Code financing statements, termination statements, partial releases or subordination's and other documents executed by PWI as deemed necessary or desirable by Purchaser in order to perfect Purchaser's first priority interest in the Contracts, Payments and Equipment Purchased pursuant to this Agreement. Purchaser assumes responsibility for filing such financing statements in the appropriate offices.

4.3 Delivery of Supplemental Documents. Purchaser shall have received all of the following documents on or prior to the Closing Date with respect to any Purchase to occur on such Closing Date (any document submitted by PWI to Purchaser which is not an Original of such document shall be deemed to be certified by PWI as a true, complete and accurate copy of the original of such document):

(a) With respect to the Contracts, Equipment and Payments being purchased: the original of each Contract (and all amendments, riders or modifications thereto) relating to such Contract,the original or other documents (together with the originals of all amendments, riders or modifications thereto) constituting such Contract (Chattel Paper); and Purchaser shall require an Installation Certificate and acceptance by the User.

Purchaser shall require a UCC-3 assignment(s) of PWI's interest in the Equipment and existing Contracts Purchased in the first Investment Schedule and for all Equipment and Contracts Purchased after the first Investment Schedule.

Purchaser shall require that PWI notifies the User of the lease assignment.

An Investment Schedule duly executed by PWI, conveying the Contracts, the Equipment and the Payments to Purchaser and containing data specific to the Purchase. Each such Investment Schedule, upon due execution and delivery thereof by PWI and Purchaser, shall (i) constitute and evidence the sale and assignment without any further action on the part of either of the parties hereto, without recourse, except as provided herein, of (A) the Equipment described therein, free and clear of any and all claims, liens, security interests or other encumbrances (other than Permitted Liens, the rights of the User under the Contract applicable thereto and security interests in favor of Purchaser), (B) the Payments described in such Investment Schedule and (C) the Contracts described in such Investment Schedule and all of PWI's rights and remedies (but none of PWI's obligations) thereunder and under any related agreements with respect to such Payments and Equipment, together with the right, either in its own name or PWI's name to take all proceedings, legal, equitable or otherwise, that PWI could have taken with respect thereto save for such sale and assignment; (ii) confirm Purchaser's obligation to pay the Purchase Price described therein upon the terms described herein and therein; and (iii) be deemed to incorporate by reference all representations, warranties and covenants contained herein by either of the parties hereto with respect to the Purchase effected thereby.

Certificates of insurance contemplated by Section 5.9.

With respect to the Contracts, Equipment and Payments being purchased, Uniform Commercial Code financing statements, termination statements, partial releases or subordination's and other documents executed by PWI as deemed necessary or desirable by Purchaser in order to perfect Purchaser's first priority interest therein. Purchaser assumes responsibility for filing such financing statements in the appropriate offices.

Such other documents, instruments and agreements as Purchaser may reasonably require to give effect to such Purchase.

In the event PWI is unable to deliver any document contemplated by this Section
4.3 by the applicable Closing Date and Purchaser is willing to accept the following undertaking with regard to the delivery of such document(s) by PWI the parties shall so indicate by specifying in a Record the document(s) to which such undertaking is to apply and the date by which PWI is to complete such undertaking. In such event PWI will be obligated to deliver such document(s) in form and substance reasonably satisfactory to Purchaser by the date so specified. PWI agrees to indemnify, protect, defend and hold Purchaser harmless, in accordance with the provisions of Section 12.1, from and against any damages, expenses or losses Purchaser may suffer by reason of PWI's failure to furnish Purchaser with such document(s), including, but not limited to required insurance certificates by the Closing Date. In the event PWI is unable to fulfill its obligations under the terms of this paragraph by the date specified, with respect to documents, Purchaser may by notice to PWI require PWI to repurchase one or more of such Contracts and the related Equipment and Payments to which each such Contract relates; in such event PWI shall promptly pay to the Purchaser the Repurchase Price for each such Contract and the related Equipment and Payments. In the event Purchaser is unable to obtain any certificates of insurance required by paragraph (c) above within sixty (60) days of the Closing Date of the related Purchase, Purchaser shall so notify PWI in writing. Purchaser's inability to obtain such certificates of insurance shall not relieve PWI of its obligations to indemnify Purchaser for failure to originally deliver such certificates in accordance with the terms of this paragraph.

4.4     No Defaults or Adverse Change.   No Default or Event of Default shall
have occurred and be continuing; and no Default or Event of Default shall occur on any Closing Date or Funding Date as a result of the transactions to occur on such Closing Date or Funding Date. As of any Closing Date or Funding Date, there shall have been no material adverse change in PWI's business, financial condition or operations since the date of this Agreement or which, in Purchaser's reasonable judgment, could impair in any material respect PWI's ability to perform its Obligations.

4.5 Modifications. PWI shall have delivered to Purchaser at least two (2) Business Days before each Closing Date any modifications to the documents set forth in this Section 4 applicable to any Purchase to be made on such Closing Date which have any material adverse affect on the Equipment or Payments subject to such Purchase. In the event, in Purchaser's reasonable judgment such modifications adversely affect Purchaser's interest in any proposed Purchase, Purchaser shall have no obligation to make such Purchase.

SECTION 5. PWI'S COVENANTS. During the term hereof and until PWI's Obligations hereunder or under any Documents have been fully and indefeasibly fulfilled, PWI agrees that:

5.1 Further Assurances. PWI will at any time and from time to time, execute and deliver, and use its commercially reasonable efforts to cause to be executed and delivered by all necessary Persons such further instruments and take such further action as may be reasonably requested by Purchaser in order to cure any defects in the execution and delivery of or to comply with, or to accomplish the purposes, covenants and agreements contained in the Documents. PWI shall deliver to Purchaser or its designees such other documents or information and take such further actions as Purchaser shall, from time to time, reasonably request. To the extent PWI is permitted to do so within the limits of any applicable non-disclosure agreements or other similar restrictions, PWI will furnish Purchaser with such information as is known to PWI or is readily obtainable by PWI as Purchaser may reasonably request regarding any User, including, by way of example and not limitation, information with regard to such User's intentions with regard to any future use of any Equipment or such User's financial condition and affairs.

5.2 Defense of Title Identification. PWI shall at all times take all necessary steps to defeat the assertion by any third party of any claims upon or against Purchaser's interest in any Contract, Equipment or Payments purchased by Purchaser pursuant hereto or any part thereof other than the rights of the User with respect thereto under the terms of the applicable Contract or under applicable law and the rights of holders of Permitted Liens. PWI shall not without the prior written consent of Purchaser create or consent to the creation or existence of any security interest or other lien in any Equipment except such security interests or liens assigned to Purchaser in accordance with the terms hereof. PWI agrees at all times to cause all Equipment and any part thereof to remain personal property and not permit any part thereof to be affixed to realty in such a way that fixture filings would be necessary under the Uniform Commercial Code to preserve or protect Purchaser's interest in the Equipment.

5.3     Financial Statements.  PWI shall furnish to Purchaser:

within one hundred twenty (120) days after the end of each fiscal year of PWI during the term hereof; a copy of the audited annual financial statements prepared in conformity with generally accepted accounting principles which shall be accompanied by any Form 10-K filed by PWI with the Securities and Exchange Commission with respect to such fiscal year;within fifty (50) days of the end of each of the first three quarters of each fiscal year during the term hereof; interim financial statements of PWI prepared and certified by a proper officer of PWI and prepared similarly to the statements referred to in clause (a) above (subject to normal year-end adjustments) and consisting of at least a consolidated balance sheet as of the close of such period and consolidated statements of earnings and cash flows for the quarter then ended and for the period from the beginning of such fiscal year to the close of such quarter which shall be accompanied by any Form 1O-Q filed by PWI with the Securities and Exchange Commission with respect to such period; within fifteen
(15) days of filing, any Form 8-K filed by PWI with the Securities and Exchange Commission; and such other information concerning PWI's financial condition or operations, as Purchaser shall reasonably request from time to time.

5.4     Notification of Changed Conditions. If any event described in this
Section 5.4 occurs PWI shall, within five (5) Business Days of actual knowledge of such event by PWI's treasury staff, give notice to Purchaser of the following: (i) the occurrence of any Default or Event of Default; (ii) any legal, judicial or regulatory proceedings affecting PWI which is reasonably probable to have a material adverse affect on any Equipment any Contract or any transaction contemplated by the Documents having an aggregate value in excess of $35,000; (iii) any dispute between PWI and any governmental regulatory body or other Person which is reasonably probably to have a material adverse effect on any Contract, any Equipment or any Payment having an aggregate value in excess of $35,000; (iv) substantial damage to any Equipment having an aggregate value in excess of $35,000, specifying the nature and extent of damage and whether such damage is being repaired in due Course, or total loss or destruction of such Equipment; (v) any other action, event or condition of any nature of which PWI has knowledge and which in the exercise of its reasonable judgment PWI concludes will have, or lead to, or result in, a material adverse affect upon any Equipment, any Payment, any Contract, or any transaction contemplated by the Documents having an aggregate value in excess of $35,000; (vi) any exercise in a Record of any right or option by a User pursuant to any Contract which impacts any related Equipment or Payments; (vii) any termination breach of or default under any Contract having a value in excess of $35,000; and (viii) any litigation involving any dispute with regard to a patent, trademark or copyright applicable to any Equipment having a value in excess of $35,000.

5.5 Notification of Change of Name Location of Equipment or Chief Executive Office. Upon obtaining actual knowledge of any of the following events PWI agrees to notify Purchaser of: (i) any change in the location of any Equipment, (ii) any change in PWI's or any User's chief executive office and (iii) any change in the name of PWI or any User. In any instance where the consent of PWI is required for the relocation of any Equipment, such consent shall be given without first obtaining the prior consent of Purchaser.

5.6 Access to Information. Upon reasonable prior notice, PWI will afford to Purchaser access during normal business hours to PWI's records pertaining to each Contract and the Payments or other amounts due thereunder with respect to any Equipment purchased by Purchaser pursuant hereto in order that Purchaser or its representative may examine such records. PWI will also furnish Purchaser with additional information and reports in such detail as Purchaser may reasonably request in connection with the transactions contemplated hereby. In addition, upon reasonable request by Purchaser, at any time or from time to time following termination of PWI's Remarketing obligations or PWI's appointment as exclusive Remarketing agent with respect to any Equipment pursuant to Section 7, PWI shall deliver to Purchaser a copy, which shall be updated in accordance with PWI's normal practice, of all maintenance, service and operations manuals then currently in use applicable to such Equipment, and Purchaser shall be entitled to utilize such manuals with respect to marketing or servicing such Equipment Purchaser shall treat all such manuals as confidential and proprietary information of PWI. Purchaser shall be entitled to make such copies of any such manuals as may be necessary for the marketing or servicing of such Equipment, provided, however that all such copies shall continue to display all copyrights and proprietary notices contained in the original. indicating that such materials were produced by or are proprietary information of, PWI or any third party licensors.

Maintenance of Equipment. Each Contract submitted to Purchaser for Purchase shall contain provisions requiring PWI to maintain all Equipment subject to such Contract in accordance with manufacturer's specifications during the term of such Contract. PWI shall maintain or cause to be maintained any Equipment purchased by Purchaser. Purchaser acknowledges that PWI's obligations under the preceding sentence with respect to the Equipment may be performed by third parties if and to the extent that such delegation or arrangement are in accordance with PWI's customary and usual practices and procedures and provided that PWI shall remain primarily responsible for the performance of any such delegated duty, obligation or responsibility. PWI shall cause mandatory field changes to be made to the Equipment at no cost to Purchaser which PWI makes or causes to be made to all or substantially all similar equipment at no cost to the users of such similar equipment or as otherwise provided by the related Contract or hereby. All replacement parts installed in Equipment by PWI shall become the property of Purchaser, free and clear of all liens and encumbrances, but subject, however, to the rights of the User under the applicable Contract. All such replacement parts shall be of equal or greater value or utility than the parts replaced. Those parts removed from the Equipment and replaced as described in the preceding sentence shall revert to and become the property of PWI free and clear of all liens and encumbrances.

Modifications. Subject to the rights of the User under a Contract, PWI shall not, without the consent of Purchaser, permit any modification, surrender or termination of any agreement that could adversely affect the interests sold to Purchaser pursuant to this Agreement, including but not limited to a modification of a Contract resulting in any decrease, waiver or compromise of the Payments sold to Purchaser hereunder. Notwithstanding the terms of the preceding sentence, in the event PWI requests Purchaser to approve a modification of a Contract which results in any decrease, waiver or compromise of any Payments sold to Purchaser for reasons other than a default by the User under the terms of such Contract, which does not extend the term of such Contract, Purchaser agrees to do so provided PWI pays to Purchaser an amount equal to the difference between the present value of the Payments to be made by the User following such modification and the present value of the Payments to be made by the User prior to such modification, both of which shall be determined using the Discount Rate used to determine the Purchase Price of the Equipment to which such modification applies. During the term of a Contract, PWI shall not sell, lease or loan to a User any equipment which results in the election of such User to terminate the applicable Contract as to any Equipment purchased by Purchaser. At the conclusion of the term of a Contract, PWI shall not sell, lease or loan to a User any equipment which is the same or substantially similar model having substantially similar performance capabilities as any Equipment sold to Purchaser if such lease results in the election of such User to decline to lease any such Equipment.

5.9 Insurance. Each Contract submitted to Purchaser for Purchase shall contain provisions requiring the User during the term of such Contract, at its own cost and expense, to maintain, or cause to be maintained with financially sound and responsible companies, for and on behalf of PWI and its assigns, property damage insurance (extended coverage) covering the Equipment subject to such Contract in an amount at least equal to the remaining balance of the Investment Account applicable to such Equipment. PWI shall name Purchaser as additional insured under its general liability policy for all Contracts acquired by Purchaser. Each User shall be obligated to furnish PWI with a certificate of such insurance showing PWI and any assignee of PWI as an additional insured and loss payee to the extent its interests may appear. PWI shall furnish Purchaser with copies of all information or notices received from any User or any insurance carriers described in this Section 5.9. Although the certificates of insurance delivered by Users pursuant to the Contracts will name PWI and its assignee as loss payee and additional insured, PWI agrees that Purchaser, as owner of the related Equipment, is entitled to any insurance proceeds paid pursuant thereto until repurchased by PWI, and PWI will hold any such proceeds received by it in trust for Purchaser and will remit them to Purchaser within two Business Days of receipt; provided, however that, if any such Equipment (collectively the "Loss Items") is repaired or replaced by PWI under a Contract (and thereby becomes subject to the terms and conditions of such Contract), PWI upon such replacement, shall be entitled to such insurance proceeds in reimbursement of its costs of repair or replacement of the Loss Items. Notwithstanding the provisions of the preceding sentence, in the event that any insurance proceeds are payable with respect to any damage to or destruction of any Equipment occurring during the term of any Contract which are not applied to repair or replacement of such Equipment and (i) Purchaser has already received Payments or Remarketing Proceeds sufficient to permit Purchaser to achieve payment in full of the Investment Account with respect to such Equipment, or (ii) the payment of such insurance proceeds will permit Purchaser to achieve payment in full of the Investment Account with respect to such Equipment.

5.10 Extension or Renewal of Contracts. In the event any Contract is cancelable by the User or subject to non-renewal prior to expiration of the term of the Contract on which the Purchase thereof was based, PWI agrees to use commercially reasonable efforts to obtain the extension or renewal of such Contract for the entire term of the Purchase.

5.11 Compliance with Laws Corporate Existence Governmental Approvals. PWI will duly observe and conform in all material respects to all valid and material requirements of governmental authorities necessary to the performance of its Obligations under the Documents; maintain its corporate existence and keep in force all franchises, licenses and permits which are necessary and material to the proper conduct of its business; and obtain or cause to be obtained any governmental approval which shall be required for the performance of its Obligations under the Documents.

SECTION 6. CONTRACT PAYMENTS AND ADMINISTRATION.

6.1 Payments Received by PWI After Closing Date. All Payments (including instruments evidencing such Payments) received by PWI after a Closing Date in respect of any Equipment shall be received in trust for the benefit of Purchaser and shall be paid over to Purchaser in accordance with the terms hereof, except for any amounts described in Section 6.2 deducted from the payment to be made to PWI with respect to a Purchase.

6.2 Payments Received by PWI Prior to Closing Date. The parties hereto acknowledge that prior to a Closing Date PWI may receive Payments or other amounts from the User pursuant to a Contract. Upon Purchaser's Purchase of the applicable Contracts and the related Equipment on a Closing Date all Payments from the User pursuant to a Contract after such Closing Date belong to Purchaser, unless otherwise agreed by PWI and Purchaser.

6.3 Billing and Collection Procedures - Purchased Contracts. Purchaser will administer billing and collection of Payments under the Contracts purchased by Purchaser, using Purchaser's standard billing and collection procedures, as follows:

Reports. In connection with its billing and collection activities with respect to Contracts it has sold to Purchaser, PWI will provide Purchaser with access to account summary and payment history information relative to such purchased Contracts in the first Investment Schedule, as maintained by PWI and periodic reports at times mutually agreed upon by PWI and Purchaser (including a monthly report containing aging information pertaining to open accounts under such Contracts). PWI shall preserve all records, reports and data concerning such purchased Contracts in the first Investment Schedule for a period extending at least two (2) years after the last Rental Payment is due under the terms of such Contracts unless authorized in a Record by Purchaser to destroy or dispose of such information earlier; and shall, at any time upon reasonable request by Purchaser and, in any event upon termination of this Agreement, deliver copies of all, or as much of, such records, reports and data concerning such Contracts preserved as aforesaid to Purchaser as Purchaser shall reasonably request. PWI shall deliver copies of such records, reports and data to Purchaser within ten business days of such request.
Before such delivery, Purchaser shall pay to PWI all out-of-pocket expenses incurred by PWI in complying with such request.

(b) Taxes. Purchaser will bill for sales, use and personal property taxes which are payable in connection with the Contracts and Payments and prepare and file returns with respect to the same with appropriate tax or revenue authorities. Purchaser will also collect and remit such taxes as it collects to the appropriate jurisdictions.

(c) Unpaid Payments. Purchaser will investigate the reason for non-payment of amounts due under the Contracts, which have been invoiced. Purchaser shall contact Users to determine the basis of any non-payment, to effect payment of due-but-unpaid payments and to discourage delinquencies in payments, doing so by any lawful means, including, but not limited to, preparing and mailing of reminder notices, past due notices and/or letters encouraging payment.

(d) Customer Service. PWI shall maintain a customer service number for User inquiries. PWI shall respond to telephone and written inquiries of Users concerning the Contracts. PWI shall correct mistaken account references, User addresses and telephone numbers or other errors and submit such corrections to Purchaser.


(e) Default by Users. If there shall occur a default by a User under any Contract, and Purchaser has determined to commence the exercise of remedies under such Contract as a result of such default, Purchaser shall give notice of such determination (an "Enforcement Notice") to PWI and User. Upon receipt of an Enforcement Notice, PWI shall proceed with the exercise of remedies in connection with such default under such Contract, in Purchaser's name and in accordance with the collection and enforcement procedures deemed appropriate by Purchaser. PWI will cooperate with Purchaser in pursuing its collection and enforcement procedures and exercising its remedies and will take all actions in that connection reasonably requested by Purchaser. PWI's cooperation pursuant to the preceding sentence shall include, if agreed to by Purchaser and PWI, the repossessing of the Equipment and performing by PWI of its Remarketing Obligations with respect thereto under Section 7 and, at Purchaser's written request, delivering to Purchaser temporary possession of the original of the Contract in default (which Purchaser will redeliver to PWI upon the conclusion of its enforcement procedures and the exercise of its remedies thereunder).

Reasonable Discretion.  Each of PWI's duties and responsibilities under this
Section 6.3 will be performed in accordance with applicable laws. Subject to such limitation, PWI may take or fail to take whatever action with respect to the collection of Payments and receipt of funds as PWI, in its sole discretion, shall deem proper and may agree with any User as to any modification, alteration, release, compromise, extension, waiver, consent or other similar or dissimilar indulgence of or with respect to Payments due under the Contracts.

User Allegations of PWI Breaches. If Purchaser reasonably determines that a User's nonpayment under a Contract results from or relates to PWI's alleged breach or failure to perform under or with respect to such Contract, then Purchaser will promptly advise PWI's Treasurer or any person designated by PWI's Treasurer of the purported breach or failure. Any such advice, which is furnished by telephone, shall be promptly confirmed in a Record. Upon receipt of such advice from Purchaser, PWI will promptly investigate such alleged breach or failure and advise Purchaser whether there exists an Event of Default or Default under Section 8.2 in connection with such nonpayment by such User.

6.5 User Early Termination. In the event that a User desires to terminate a Contract prior to payment of all Payments due Purchaser with respect thereto, it shall be entitled to do so pursuant to the terms of any option contained in such Contract, or if there is no such option, subject to the approval of PWI. If such termination is pursuant to an option contained in a Contract, the termination payment will be that set forth in such Contract, if such termination is not pursuant an option contained in such Contract, the termination payment will be that approved by PWI. In connection with such a termination (other than one pursuant to an option contained in a Contract), if the User proposes to pay, and PWI proposes to approve, a termination payment in an amount less than the Repurchase Price for such Contract and the related Equipment and Payments, then such termination shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. Any shortfall between the termination payment paid by the User pursuant to the terms of this
Section 6.5 and the Repurchase Price for such Contract and the related Equipment and Payments shall be paid by PWI to Purchaser.

6.6     Add-on, Addition or Modification Options.

General. In the event that a User requests any upgrade, addition or modification to any Equipment under an Investment Schedule and the related Contract that would result in the replacement of a component or components of such Equipment (an "Alteration"), or an Add-on to such Equipment, in either case which would result in an increase in Payments due Purchaser under such Contract, the party receiving such request shall promptly forward it to the other party. No such notice shall be required if no increase in Payments due Purchaser under a Contract will occur as a result of such Alteration or Add-On. PWI may elect to retain an Alteration or Add-on and the related additional Rental Payments for its own account by so notifying Purchaser in a Record, but if PWI does not so elect, Purchaser shall have the exclusive right to purchase such Alteration or Add-on and the additional Payments attributable thereto, on the terms and conditions set forth herein, for a purchase price to be determined jointly in good faith by PWI and Purchaser (the "Improvement Purchase Price").

Add-ons. In the event that Purchaser purchases an Add-on, title thereto shall vest in Purchaser and such Add-on shall constitute Equipment for all purposes under the applicable Contract until title thereto reverts to PWI pursuant to the terms of this Agreement. If Purchaser does not purchase an Add-on, title thereto shall vest in PWI, such Add-on shall not constitute Equipment under the applicable Contract and at the termination of such Contract, PWI may remove such Add-on from the Equipment or convey it to the User or another party free and clear of any interest by Purchaser therein (provided that if PWI does not remove or convey an Add-on at the termination of such Contract, title thereto shall vest in Purchaser automatically and without further action by PWI or Purchaser).

Alterations. In the event that Purchaser does not finance a requested Alteration for any reason (including retention of such Alteration by PWI for its own account), the following shall apply: PWI shall grant at the time of such Alteration to Purchaser a first priority security interest in, and first lien on, such Alteration to secure the obligations of the User under the related Contract and the Obligations of PWI hereunder with respect to such Equipment, and at the termination of the related Contract, PWI will do one of the following (i) remove the Alteration and restore the Equipment to its original condition, ordinary wear and tear resulting from proper use excepted (including replacing any components removed from the Equipment and disposed of or transferred, with equivalent components, of comparable worth and utility); (ii) convey to Purchaser, at no additional cost to Purchaser, the Alteration; or (iii) pay to Purchaser an amount equal to the difference between the then present value of the Payments and the Purchaser's Residual interest in the Equipment prior to the Alteration and the then present value of the Payment and the Purchaser's Residual interest in the Equipment subsequent to the Alteration (utilizing the Discount Rate used in calculating the original Purchase Price for such Equipment for both present value calculations). PWI shall be entitled to deal with any components removed pursuant to clause (b)(i) of the next preceding sentence in its sole discretion including transferring such components to a third party or disposing of such components.

6.7 Termination of Contracts. In the event (i) a User exercises an option to terminate a Contract as contemplated by Section 6.5 and remits to Purchaser any amount contemplated by Section 6.5, or (ii) PWI repurchases and pays for Equipment pursuant to the provisions of this Agreement; and following the occurrence of any such events, then notwithstanding any other provisions hereof Purchaser's interest in such Equipment and the related Contract and Payments shall terminate. Any such transfer by Purchaser shall be made on an "AS IS, WHERE IS, WITH ALL FAULTS" basis, without recourse and without representation or warranty of any kind, express or implied, other than a representation that such Equipment is free of any Purchaser's Liens and the parties hereto shall execute such bills of sale, releases or other documents as may be reasonably requested by either party in order to consummate said transfer.

Repurchases by PWI. Except as provided in Sections 4.3, 8 and 9, PWI shall have no right or obligation to repurchase any Contract or the related Equipment and Payments without the consent of Purchaser. Any such repurchase shall be made on an "AS IS, WHERE IS, WITH ALL FAULTS" basis, without recourse, representation or warranty of any kind, express or implied, other than a representation that the Contract, Equipment and Payments being repurchased are free of any Purchaser's Lien and the parties hereto shall execute such bills of sale, releases or other documents as may be reasonably requested by either party in order to consummate such repurchase. In the event of any such repurchase, Purchaser shall have no further obligation with regard to Rental Payments in connection with the Contract and/or the related Equipment and Payments repurchased. Upon the repurchase by PWI of any Contract and/or the related Equipment and Payments, upon request by PWI, Purchaser agrees to reassign to PWI all of Purchaser's rights under such Contract, it being acknowledged by Purchaser that in the event PWI elects to enter into a modification of such Contract in the future to make additional equipment used or acquired by the User subject to the terms of such Contract, that Purchaser shall have no interest in such equipment or the rights of PWI under the terms of the related Contract with respect thereto. In connection with a reassignment described in the preceding sentence, Purchaser agrees to execute and deliver to PWI or to any party providing financial accommodations to PWI with respect to any future equipment made subject to such Contract acknowledgment of the lack by Purchaser of any interest in such equipment or any rights under such Contract with respect thereto.

Certain Covenants by Purchaser concerning Title.  Purchaser agrees that it
(a) shall not convey title to any Contract, Payments or Equipment to the User thereof or any other Person wishing to acquire any Contract, Payments or Equipment or any part thereof, other than PWI, and (b) shall not grant, create or suffer to exist any Purchase Lien.

SECTION 7. REMARKETING OF EQUIPMENT.

7.1 Appointment as Agent. Purchaser hereby appoints PWI as its agent to arrange for the Remarketing of Equipment purchased hereunder. Purchaser will not remarket any Equipment on its own without the prior consent of PWI except as otherwise provided herein. PWI accepts the foregoing appointment in accordance with the terms set forth herein. Remarketing activities shall be performed hereunder by PWI in a manner intended to maximize the Residual of the Equipment being Remarketed, consistent with PWI's undertaking hereinafter set forth to use commercially reasonable efforts to remarket the Equipment on Purchaser's behalf on a nondiscriminatory non-priority basis. Purchaser and PWI acknowledge that PWI, in the ordinary course of its business, will be engaged in the marketing of other equipment and that such activity shall not constitute a breach of any duty of PWI under this Agreement so long as PWI is otherwise in compliance with its Obligations under the terms of this Section 7.

7.2 Remarketing to Users. PWI will contact each User at least 90 days prior to the expiration of the term of such User's Contract for the purpose of determining the User's interest in an extension of the Equipment subject to such Contract. If a User indicates an interest in an extension of such Contract, PWI and Purchaser will consult regarding the quote to provide to the User. The parties contemplate establishing, from time to time, parameters for quotations, setting forth, among other things, minimum quotations for various models of Equipment included in the Program, which will allow PWI to provide quotations at or above such minimums to Users without the need to consult with Purchaser. In the event that a User desires to extend a Contract, for a renewal rental below the minimum (or if no minimum has been established, below the rental that both PWI and Purchaser agree is appropriate) and PWI desires to accommodate such User's desire, PWI may do so provided that it pays to Purchaser, an amount equal to the difference (present valued, using the Discount Rate then in effect, in the case of renewal rentals).

Remarketing to Third Parties.

General. Any time (i) any Equipment subject to a Contract is being or is to be returned to Purchaser and is not the subject of an In-Place Remarketing or
(ii) Purchaser gives PWI an Enforcement Notice with respect to a Contract and the related Equipment, PWI shall use commercially reasonable efforts to Remarket the Equipment governed by such Contract on Purchaser's behalf on a non-discriminatory, non-priority basis. Purchaser shall cooperate with PWI upon PWI's reasonable request, in connection with a Third Party Remarketing, by assigning Purchaser's rights under the applicable Contract to repossess the related Equipment and executing any notices following a default under a Contract furnished by PWI for the purpose of complying with any provision of the Uniform Commercial Code or other applicable law or such Contract.

Third Party Remarketing: Proceeds Estimate. If Purchaser so requests, prior to commencing Remarketing of any Equipment, PWI shall provide Purchaser an evaluation in a Record of the condition of such Equipment, an indication, to the extent determinable, of whether Remarketing can be facilitated by leaving the Equipment on the User's premises, a description of ancillary or component equipment that may be required or desirable to be added to the Equipment to facilitate its Remarketing, time estimated for Remarketing and such other information as Purchaser may reasonably request. PWI shall provide Purchaser with a revision of such information from time to time whenever there is any material change, in its opinion, with regard to any item thereof. Such information shall be for Purchaser's information only and PWI shall not be liable for any damages or other liabilities resulting from Purchaser's reliance on such information.

Third Party Remarketing: Removal, Storage and Enhancement of Equipment; Reimbursement of Remarketing Costs. To the extent not performed by the User under the terms of the applicable Contract, PWI shall be responsible for the preservation, removal, crating, transportation, and storage of all such Equipment pending Remarketing, shall perform such necessary services and repairs to the Equipment to place it in a condition of proper working order eligible for PWI's standard maintenance program upon Remarketing, including making any mandatory field changes to the Equipment which PWI makes or causes to be made to all or substantially all similar for discharging its obligations under the terms of this sentence. Any such Equipment shall be insured by PWI against all ordinary risks during the process of removal, transportation, repair, storage and Remarketing as contemplated by Section 5.9 hereof. Any such Equipment may be stored by PWI in its own facility or in a public or private warehouse. PWI shall consult with Purchaser with regard to improvements to Equipment to enhance its marketability and shall cause such improvements to be made thereto as may reasonably be determined to be appropriate by Purchaser.

Third Party Remarketing: Solicitation of offers; Pre-Approved Transactions; Approval. In connection with any Third Party Remarketing, PWI shall solicit bona fide offers from third parties to lease the affected Equipment (each, an "Offer"), consistent with the provisions of Section 7.1 and consistent with then current market conditions for such Equipment.

Pre-Approved Criteria. The parties contemplate establishing from time to time, pre-approved criteria for Third Party Remarketing transactions, including but not limited to minimum new lease terms and minimum quotations for the Equipment included in the Program (the "Pre-Approved Criteria"). If a proposed Third Party Remarketing transaction satisfies the then existing and applicable Pre-Approved Criteria, is acceptable to Purchaser and will at a minimum provide Purchaser with Remarketing Proceeds at least equal to the remaining balance of the Investment Account with respect to the related Investment Schedule, and any and all other amounts due Purchaser by PWI or the User and unpaid under the Documents with regard to affected Contract and the related Equipment, including, but not limited to, all reasonable expenses, including applicable sales or use taxes and property taxes attributable to lien dates occurring on or prior to date such transaction is closed, paid or payable by Purchaser (other than those paid by Purchaser for which Purchaser is reimbursed by any third party) in connection with such transaction or the ownership, financing or the Remarketing of the related Equipment, PWI may conclude such proposed Third Party Remarketing transaction without submitting it to Purchaser for approval.

Obligations of Purchaser.   In connection with a Remarketing under this
Section 7 involving the re-lease of Equipment for an extension term with the User under an existing Contract or the lease of Equipment to a third party, PWI will execute and deliver such lease documentation, consistent with the related Offer, as shall be mutually satisfactory to it and such User or third party, as the case may be. In addition, Purchaser agrees to observe any reasonable confidentiality conditions requested by PWI or any User of any such Equipment in connection with any Remarketing.

7.5     Termination of Remarketing Arrangement.

By Purchaser. (i) In the event PWI fails to present to Purchaser a bona fide Offer for the Remarketing of any Equipment described in an Investment Schedule
(A) in the case of a default situation, within 90 days from the date of availability of such Equipment for Remarketing (PWI having used commercially reasonable efforts to repossess such Equipment pursuant to Section 7.3(b)) and
(B) in all other cases, within 90 days from the date of expiration or earlier termination of the Contract relating to such Equipment, Purchaser may elect to terminate PWI's appointment hereunder as exclusive Remarketing agent with respect to such Equipment upon 30 days' notice in a Record to PWI, and (ii) in the event that Purchaser has elected under clause (i) to terminate PWI's exclusive appointment hereunder as Remarketing agent with respect to Equipment representing twenty-five percent (25%) of all Equipment initially included in an Equipment Pool (measured in terms of the percentage represented by the original balance of the Investment Account with respect to such Equipment of the aggregate sum of the original balance of the Investment Account with respect to all Equipment included in such Equipment Pool), at any time thereafter Purchaser may, upon 30 days' notice in a Record to PWI, elect to terminate PWI's exclusive appointment hereunder as Remarketing agent with respect to all Equipment under the Investment Schedule relating to such Equipment Pool. In the event Purchaser elects to terminate PWI's exclusive appointment as Remarketing agent with respect to any Equipment pursuant to this Section 7.5(a), PWI's rights to share in Remarketing Proceeds under
Section 7.8(a) with respect to any and all such Equipment subsequently remarketed by Purchaser shall be eliminated.

By PWI. In the event at any time when PWI has the right to serve as Purchaser's exclusive Remarketing Agent, PWI presents Purchaser with a bona fide Offer to lease any such Equipment from a prospective User of such Equipment on terms and conditions consistent with the current market conditions for such Equipment and such Offer is sufficient to provide for payment to Purchaser of an amount sufficient to achieve payment in full of the balance of the Investment Account with respect thereto and any and all other amounts due Purchaser by PWI or User and unpaid under the documents with respect to the related Investment Schedule including, but not limited to, all reasonable expenses, including applicable sales or use taxes and property taxes attributable to lien dates occurring on or prior to date the transaction covered by such Offer is closed, paid or payable by Purchaser (other than those paid by Purchaser for which Purchaser is reimbursed by any third party) in connection with the ownership, financing or remarketing of such Equipment, and Purchaser refuses to accept such Offer on any basis other than a reasonable determination by Purchaser that the proposed User is not acceptable to Purchaser from a credit standpoint to perform its obligations with respect to such Offer, PWI may elect to terminate its Remarketing obligations with respect to such Equipment under this Agreement upon notice to Purchaser, within thirty (30) days of such refusal.

General. Upon termination by either party of PWI's appointment as exclusive Remarketing agent or PWI's Remarketing obligations with respect to any Equipment, (i) Purchaser shall be free to sell, lease or otherwise dispose of any such Equipment without any further obligations to PWI except as set forth in the last sentence of Section 7.5(a); (ii) PWI will cooperate with Purchaser, in any reasonable manner requested by Purchaser and at Purchaser's expense, in connection with Purchaser's efforts to remarket such Equipment and (iii) at Purchaser's election and expense, PWI shall store such equipment in PWI's facility or in a public or private warehouse or assemble and deliver such Equipment within thirty (30) days of receipt of a written notice from Purchaser designating a place for delivery. Notwithstanding the foregoing, in the event within one year of termination of PWI's Remarketing obligations by PWI pursuant to Section 7.5(b), Purchaser enters into an agreement to lease any such Equipment to the User or any party from whom PWI has forwarded a bona fide Offer to purchase or lease such Equipment in accordance with the terms of Section 7.2 or 7.3(c), upon consummation of the transaction, the Investment Account applicable to such Equipment shall be credited as of the date of such bona fide Offer with the amount that would have been so credited had such sale or lease been consummated as a Remarketing by PWI, provided that if such Investment Account is closed at the time of such consummation and the transaction would have resulted in a credit to such Investment Account, Purchaser shall pay to PWI the amount to which PWI would have been entitled with respect to such transaction under Section 7.8(a). Purchaser acknowledges that PWI shall be entitled to continue to remarket Equipment following the termination of PWI's appointment as exclusive Remarketing Agent in accordance with the provisions of this Section 7 and that the proceeds of any Remarketing accomplished by PWI during such period shall be allocated and distributed in the same manner as those arising from a Remarketing accomplished by PWI prior to such termination.

7.6 Additional Equipment. In connection with any Remarketing of any Equipment or a Remarketing of any Equipment by Purchaser, PWI agrees to offer such maintenance services, spare parts, training and additional equipment for the benefit of any Person operating and using any such Equipment for a period of three (3) years following cessation of production of such Equipment by PWI on terms, conditions, policies and prices that PWI offers to any other user of similar equipment at the time of such Remarketing. PWI agrees to offer to any such User other requested services generally furnished by PWI with respect to equipment similar to the subject Equipment, subject to PWI's then current terms, conditions, policies and prices.

7.7 Costs and Expenses of Remarketing. PWI's out-of-pocket costs and expenses incurred in connection with PWI's Remarketing obligations under this Agreement shall be paid from the proceeds of such Remarketing, including from any Payments to be paid over to Purchaser and, to the extent such proceeds are insufficient, shall be paid by Purchaser to PWI upon demand.

7.8 Distribution of Remarketing Proceeds. The proceeds of Remarketing shall be distributed in the following order:

First, to PWI in payment of PWI's out-of-pocket costs and expenses as provided in Section 7.7, unless PWI chooses not to receive such payment and notifies Purchaser of such choice in writing;

Second, to Purchaser;

Third, to Purchaser and PWI, to be distributed as provided in Section 2.7.

SECTION 8. DEFAULT AND REMEDIES.

8.1 Events Giving Rise to Termination of Purchaser's Obligations. Upon the occurrence of any of the following Events of Default:

The liquidation or dissolution of PWI or the commencement of any acts relative thereto, or, without the prior consent of Purchaser, any sale or other disposition of all or substantially all of the assets of PWI including any merger or consolidation of PWI unless PWI's the surviving entity or the material breach by PWI of any representation or warranty contained in this Agreement;

A material adverse change from the date hereof in the financial or operating condition of PWI which change materially affects PWI's ability to perform its Obligations; or

A material breach or default by PWI in the due observance or performance of any of the covenants contained herein, provided that the condition giving rise to such Event of Default is not cured by PWI within thirty (30) Business Days after written notice from Purchaser, of the occurrence of such Event of Default; then upon the election of Purchaser, evidenced by written notice to PWI, Purchaser may exercise one or more of the following remedies:

(i) Purchaser may direct the Users to make Payments to Purchaser, provided, however, that upon the occurrence of an Event of Default under Section 8.1(a) or

        8.1(c) if any one of such Events of Default shall be with respect to an individual User or particular Investment Schedule, Purchaser's rights under this clause (i) shall be limited to the Investment Schedule or User with respect to which such Event of Default has occurred; or

Purchaser shall have the right to affix plates or markings on items of Equipment to indicate Purchaser's interest therein provided such action does not interfere with the safe or normal operation of such Equipment, or


Purchaser may immediately terminate any obligation of Purchaser to PWI hereunder, including the obligation to make any additional Purchases pursuant hereto (other than any obligation to make payments of funds due PWI by Purchaser with respect to Contracts or Equipment previously purchased by Purchaser).

8.2 Events giving Rise to Obligations on the Part of PWI to Repurchase Equipment. Upon the occurrence of any of the following Events of Default:

Breach of any Contract by PWI or default in the due observance or performance by PWI of any covenant, condition or provision required to be observed or performed in such Contract resulting (i) in the User or its successors or assigns attempting to terminate such Contract or (ii) in the User or its successors and assigns exercising any right or otherwise attempting to reduce or withhold any Payment due under the terms of such Contract which Payment is not thereafter promptly made on behalf of the User by PWI;

A material breach or default by PWI in the due observance or performance of any of the covenants contained in Sections 5.1, 5.2, 5.7, 5.8 or 7.3(c) hereof, provided that the condition giving rise to such Event of Default is not cured by PWI thirty (30) Business Days after written notice from Purchaser of the occurrence of such Event of Default, or any warranty or representation contained in Section 3.1 is determined to be false in any material respect as of the date given;

Filing by PWI of a petition for relief under the Bankruptcy Code or other proceeding seeking liquidation, dissolution reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other such official of it or any substantial part of its property, or consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or making a general assignment for the benefit of creditors, or failing generally to pay its debts as they become due, or taking any corporate action to authorize any of the foregoing;

Filing of an involuntary petition or the commencement of any other proceeding against PWI seeking liquidation, dissolution, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding is either consented to by PWI or shall remain undismissed for a period of sixty (60) days; or the issuance of a warrant of attachment, execution or similar process against PWI and such warrant remains unbonded, unstayed or undismissed for a period of ten (10) Business Days from written notice to PWI; or

Lack by Purchaser of good title to or first priority security interest in any Equipment or Payments or the rights of PWI under the terms of the Contract applicable thereto;

then upon the election of Purchaser, evidenced by written notice to PWI, Purchaser may exercise one or more of the following remedies:

           (i) Purchaser may require PWI to repurchase the Equipment and the related Contract and Payments by paying to the Purchaser the Repurchase Price for each such Contract and the related Equipment and Payments, whereupon PWI shall immediately pay to Purchaser such amount; or

Purchaser may exercise any and all of the remedies provided in Section 8.1;
or

Purchaser may avail itself of any other right or remedy provided by any applicable statute or otherwise available at law or in equity; provided, however, that upon the occurrence of an Event of Default in respect of an Individual User or particular Investment Schedule, Purchaser's rights to exercise the foregone remedies shall be limited to the Investment Schedule or User with respect to which such Event of Default has occurred.

SECTION 9.  PURCHASER DEFAULT AND REMEDIES.  Upon the occurrence of any of the following Purchaser Events of Default:

The liquidation or dissolution of Purchaser or the commencement of any acts relative thereto, or, without the prior consent of PWI, any sale or other disposition of all or substantially all of the assets of Purchaser including any merger or consolidation of Purchaser unless Purchaser is the surviving entity (other than a liquidation, dissolution, disposition of assets, sale of stock, merger, consolidation or other form of recreation resulting in the continuation of Purchaser's business by an entity under the control of ownership substantially similar to the current ownership of Purchaser, following which Purchaser or its successor continues to engage in the business of financing equipment and servicing and purchasing or discounting of receivables).

A material adverse change from the date hereof in the financial or operating condition of Purchaser which change affects Purchaser's ability to perform its Obligations hereunder;

A material breach or default by Purchaser in the due observance or performance of any of the covenants contained in Sections 2.7, 6.8, 7.1, 7.4, 7.7 or 11, provided that the condition giving rise to such breach is not owed by Purchaser within thirty (30) Business Days after written notice from Purchaser of the occurrence of such breach by PWI;

Filing by Purchaser of a petition for relief under the Bankruptcy Code or other proceeding seeking Liquidation, dissolution, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or making a general assignment for the benefit of creditors, or failing generally to pay its debts as they become due, or taking any corporate action to authorize any of the foregoing; or

Filing of an involuntary petition or the commencement of any other proceeding against Purchaser seeking liquidation, dissolution, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed for a period of sixty (60) days, or the issuance of a warrant of attachment, execution or similar process against Purchaser and such warrant remains unbonded, unstayed or undismissed for a period of ten (10) Business Days from notice to Purchaser; then upon the election of PWI, evidenced by notice to Purchaser, PWI may exercise one or more of the following remedies:

(i) PWI shall have the right to bid to repurchase Equipment and the associated Payments and Contracts which are the subject of such action or Purchaser Default and to direct Users under Contracts to make all Payments thereunder to PWI provided, however, that upon the occurrence of an event under Section 9(a) or Section 9(c), if any one of such events shall be with respect to an individual User or particular Investment Schedule, PWI's rights under this clause (i) shall be limited to the Investment Schedule or User with respect to which such Purchaser Event of Default has occurred;

PWI shall have the option to immediately terminate Purchaser's rights under Sections 3.1(d), 4.3, 5.1, 5.6 , 6.4, 6.6(a), 7.1(b), 7.5(c) and 12.2;

PWI may immediately terminate any obligation of PWI to Purchaser hereunder to conclude any additional Purchases pursuant hereto; and

In addition, in the event of a Purchaser Default described in Section 9(c), PWI shall not be obligated to Remarket any Equipment.

If PWI makes a repurchase of a Contract and the related Equipment and Payments permitted by this Section 9, PWI shall pay to the Purchaser the Repurchase Price for each such Contract and the related Equipment and Payments.

SECTION 10. POWER OF ATTORNEY.

PWI does hereby irrevocably during the term of this Agreement constitute and appoint Purchaser its true and lawful attorney with full power of substitution, for it and in its name, place and stead, (1) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all Payments which are Purchased by Purchaser under this Agreement with full power to settle, adjust or compromise any claim therefor as fully as PWI could itself do, (ii) to endorse the name of PWI on all commercial paper given in payment or in part payment thereof and (iii) subject to the notice requirements and repurchase election set forth in Section 6.3(f), in its discretion to file any claim or take any other action or proceedings, either in its own name or in the name of PWI, or otherwise, which Purchaser may deem necessary or appropriate to protect and preserve the right, title and interest of Purchaser in and to the Payments due under the applicable Contract and Purchaser's interest in any of the Equipment purchased by Purchaser from PWI hereunder.

Purchaser does hereby irrevocably during the term of this Agreement constitute and appoint PWI its true and lawful attorney with full power of substitution, for it and in its name, place and stead, (1) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all Payments to which PWI is entitled under this Agreement with full power to settle, adjust or compromise any claim therefor as fully as Purchaser could itself do,
(ii) to endorse the name of Purchaser on all commercial paper given in payment or in part payment thereof and (iii) subject to the notice requirements and repurchase election set forth in Section 6.3(f), in its discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Purchaser, or otherwise, which PWI may deem necessary or appropriate to protect and preserve the right, title and interest of PWI in and to the Payments due under the applicable Contract and PWI's interest in any of the Equipment purchased by Purchaser from PWI hereunder.

SECTION 11. QUIET ENJOYMENT. Notwithstanding anything contained in this Agreement or any of the Documents, neither Purchaser nor any party claiming through or under Purchaser, shall disturb any User's quiet and peaceful possession and unrestricted use of any Equipment for its intended purpose as long as such User is not in default under the Contract applicable to such Equipment. To the extent Purchaser has notice thereof, Purchaser, and all parties claiming through or under Purchaser, shall comply with all reasonable procedures and regulations established by any User relating to security measures and confidential or proprietary information.

SECTION 12. INDEMNITIES.

12.1 PWI's Indemnities. PWI shall indemnify, protect, defend and hold harmless Purchaser, its successors and assigns, from and against any and all suits, claim's, counterclaims, damages (including consequential damages payable to a third party), penalties, expenses and losses it shall suffer (including but not limited to reasonable attorneys' fees and expenses) as a result of:

the manufacture, design, assembly, installation, use, operation, leasing (other than losses resulting from a User's failure to perform its obligations under a Contract), sale, delivery, storage, maintenance or malfunction of any Equipment, including, without limitation any claim or allegation of product liability, strict liability or negligence of PWI, its agents and employees and suppliers of pares and services, provided that, the indemnification set forth in this clause (a) shall not be, nor be deemed to be, any warranty or representation concerning the Equipment;

any claim that any Equipment or any part thereof , or any license furnished by PWI constitutes an infringement of any patent, license, trademark, copyright or registered design; any claim of trade secret violations relating to any Equipment, or any interest or penalty which at any time may be asserted or adjudged against Purchaser with respect to the items mentioned in this
Section 12.1(b), provided that, the indemnification set forth in this clause
(b) shall not be, nor be deemed to be, any warranty or representation concerning the Equipment; failure by PWI to pay any and all expenses to be borne by PWI under the Documents; any breaches or claimed breaches of any representations, warranties, covenants or other obligations of PWI contained in any of the Documents, or any other agreements executed in connection therewith; lack by Purchaser of good title to (or the lack of first priority perfected status of any security interest in) any Equipment, Payments or Contract purchased by Purchaser from PWI hereunder; the failure of PWI to be qualified to do business in any jurisdiction where any Equipment is located; any withholdings, stop work orders, claims, counterclaims, recoupments, abatements, setoffs, assessments of liquidated damages by any User or the termination of a Contract by the User for Equipment malfunction; and any failure by any User to make any Payment as a result of a material breach by PWI of any of its obligations under any Contract or other agreement with such User including any Maintenance Agreement; provided that PWI shall not be liable for the payment of any portion of such suits, claims, counterclaims, damages penalties, expenses or losses Purchaser shall suffer resulting from Purchaser's gross negligence or willful misconduct. The Purchaser shall notify PWI of any event requiring indemnification under this Section 12.1 within ten days following the Purchaser's receipt of notice of commencement of any action or proceeding, or the Purchaser obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder. PWI will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of its choice. If PWI elects to assume the defense or settlement of any such action or proceeding, the Purchaser (and its counsel) may continue to participate at its own expense in such action or proceeding.

12.2 Purchaser's Indemnities. Purchaser shall indemnify, protect, defend and hold harmless PWI its successors and assigns, from and against any and all suits, claims. counterclaims, damages (including consequential damages payable to a third party), penalties, expenses and losses it shall suffer (including but not limited to reasonable attorneys' fees and expenses) as a result of: failure by Purchaser to pay any and all expenses to be borne by Purchaser under the Documents; any breaches or claimed breaches of any representations, warranties, covenants, or other obligations of Purchaser contained in Sections 2.7, 6.3, 6.4, 6.6, 7.1, 7.4, 7.7 or 11 in this Agreement; and lack by PWI of good title to (or the lack of first priority perfected status of any security interest in) any Equipment, Payments or Contract repurchased by PWI from Purchaser hereunder; provided that Purchaser shall not be liable for the payment of any portion of such suits, claims, counterclaims, damages penalties, expenses or losses PWI shall suffer resulting from PWI's gross negligence or willful misconduct. PWI shall notify the Purchaser of any event requiring indemnification under this Section 12.2 within ten days following PWI's receipt of notice of commencement of any action or proceeding, or PWI obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder. The Purchaser will be entitled
(but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of its choice. If the Purchaser elects to assume the defense or settlement of any such action or proceeding, PWI (and its counsel) may continue to participate at its own expense in such action or proceeding.

12.3 Payment. Subject to the provisions of Section 12.4, such indemnity amounts shall be payable by the indemnifying party upon written demand by party to be indemnified, stating the amount due substantiated in a Record and referencing the applicable indemnity or indemnities.

12.4 Defense of Claims. Liability of an indemnifying party under this Agreement to indemnify against any claim or liability asserted against the party to be indemnified by a third party shall be conditioned upon (i) the giving of notice in a Record by the party to be indemnified of the assertion of any such claim or liability with reasonable promptness and (ii) reasonable cooperation of the party being indemnified in defending any claim or asserted liability, provided, however, that failure to promptly notify the indemnifying party of any claim or liability hereunder shall relieve the indemnifying party of liability hereunder only to the extent that such failure to notify impairs the indemnifying party's position with respect to the defense of such claim or liability. The mere assertion of such a claim by such third party or the institution of any action related thereto, shall not result in any liability to such third party on the part of the indemnifying party unless such claim is reduced to final judgment or admitted in writing by the indemnifying party. The indemnifying party shall have, at its election, the right to compromise or defend such claim or liability by counsel of its choosing at its own expense. Subject to the provisions of the following sentence, and provided that there has not occurred a default on the part of the indemnifying party under the terms hereof, the fees of any counsel which the party being indemnified elects to employ in connection with any such claim or liability shall be at such party's expense. If, following written notice to the indemnifying party as set forth above, the indemnifying party declines or otherwise fails to (i) promptly pay or settle the same or (ii) vigorously investigate and defend the same, the party to be indemnified, following delivery of written notice to the indemnifying party of its election to do so, may investigate and defend the same and the indemnifying party shall reimburse the party being indemnified for all judgments, settlement payments and reasonable expenses, including but not limited to reasonable attorneys' fees and expenses, incurred and paid by it, in connection therewith.

SECTION 13.  MISCELLANEOUS.

13.1 No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Purchaser or PWI, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement. The exercise of any remedies by either party hereto hereunder, shall not limit in any way the right of such party to exercise any other applicable remedies hereunder or under applicable law or any other agreement.

13.2 Survival of Agreements. Notwithstanding the termination of any of the Documents, all agreements, covenants, indemnities, representations and warranties made in the Documents shall survive the closing of each Purchase and continue in full force and effect to the extent required for the full observance and performance thereof.

13.3 Successors. This Agreement shall be binding upon PWI, its successors, and its permitted assigns, and Purchaser and its successors and permitted assigns and shall inure to the benefit of Purchaser's and PWI's successors and permitted assigns.

13.4 Counterparts. This Agreement may be executed in any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.5 Severability. In case any one of more of the provisions contained in the Documents or any other documents executed in connection therewith should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein shall not in any way be affected thereby.

13.6 Notices. All notices, requests, consents and demands shall be contained in a Record and given to or made upon the respective parties hereto as follows:

If to Purchaser, to:
Minnwest Capital Corporation
10201 Wayzata Blvd., Suite 230
Minnetonka, MN 55347
Attn:  T. Todd McVay
President
and/or
James D. Sheedy
Executive Vice President
Phone No:  612/545-8815
FAX No:  612/545-8010

If to PWI, to:
Printware, Inc.
1270 Eagan Industrial Road
Eagan,  MN 55121
Attn:  Thomas W. Petschauer, Executive Vice President
& Chief Financial Officer
Phone No: 651/456-1403
FAX No: 651/454-3684

All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given to such party when sent by registered or certified mail, or overnight courier, if by mail or overnight courier; or when received if sent by fax or other electronic or digital means in each case addressed to such party as provided herein or in accordance with the latest unrevoked direction from such party. It is the intention of the parties that non-written Records shall have the same effect as written Records unless use of writing or written notice is specifically required by the terms of this Agreement. A Record is Authenticated for the purposes of this agreement if the symbol or methodology executed or adopted by the Authenticating party complies with an attribution procedure agreed to or adopted by the parties. Otherwise, Authentication may be proven in any manner, including by showing that a procedure existed by which a party necessarily must have executed or adopted a symbol or methodology in order to proceed further in the use or processing of the Record. A Record which identifies a party who apparently sent the Record is attributable to the identified party unless the receiving party (1) should have discovered a mistake in the sender's identity by applying a verification procedure agreed upon by the parties or (2) otherwise should have discovered that someone other than the identified party sent the Record using the identified party's identification by the exercise of care reasonable in the circumstances. A party who sends a Record is responsible for errors that occur in transmission unless the party receiving the Record should have discovered the error by the exercise of care reasonable in the circumstances or the error is caused by the recipient or its agent. If the originator of an electronic or digital Record message requests or has agreed with the addressee of the Record that receipt of the Record be acknowledged.

(a) If the originator indicated in the Record or otherwise that the message contained in the Record was conditional on receipt of an acknowledgment, the Record does not bind the originator until acknowledgment is received.

(b) If the originator requested acknowledgment but did not state that the Record was conditional on acknowledgment and acknowledgment has not been received within a reasonable time after the message was sent, the originator may give notice to the addressee that it has not received acknowledgment and either retract the Record or specify a further reasonable time within which acknowledgment must be received or the Record will be treated as of no binding effect. If acknowledgment is not received within that additional time, the originator may treat the Record as of no binding effect.

(c) If the originator requested acknowledgment and specified a time for receipt of acknowledgment, the originator may exercise the options in the preceding clause (b) if receipt does not occur within that time.

Notwithstanding the foregoing, in the case of any non-written Record, if either party requires such record to be in written form and Authenticated by manual signature for any reason (e.g. to make any such Record admissible in evidence, to satisfy an applicable statute of frauds, to be in appropriate form for filing or recording or to satisfy the requirements of any governmental authority or agency having jurisdiction over such party), then upon such party's request, the other party shall manually sign such Record in written form and deliver it to the requesting party.

13.7 Amendment. This Agreement may not be amended except in writing signed by both Purchaser and PWI.

13.8 Descriptive Headings. Descriptive headings of the several Sections hereof are inserted for conveyance only and do not constitute a part hereof.

13.9 Governing Law. This Agreement shall be governed by the laws of the State of Minnesota.

13.10 Assignment. Except as contemplated by Sections 8.1(a) and 9(a), neither this Agreement nor any part hereof may be assigned by either party hereto without the prior consent of the other party hereto, and, except as expressly permitted or contemplated by this Agreement, Purchaser may not assign or transfer any items of Equipment purchased hereunder without the prior consent of PWI. Notwithstanding the provisions of the preceding sentence, Purchaser acknowledges and agrees that PWI may delegate the responsibility for performance of any obligations of PWI under the terms of the Documents to be performed outside of the United States to a subsidiary of PWI, provided, however, that PWI shall remain primarily responsible for the performance of all such obligations. Further, notwithstanding the provisions of the first sentence of this Section 13.10, PWI acknowledges and agrees that Purchaser shall be permitted to assign its interest in Payments purchased hereunder, its interest in the associated Equipment and its rights under the related Contract and this Agreement in connection with the sale of all or portion of Purchaser's portfolio of Contracts and the related Equipment and Payments, provided that (i) Purchaser shall remain directly responsible for the performance of its obligations hereunder, including, but not limited to its obligations to reconvey Equipment and Payments to PWI in accordance with the terms hereof, and is able to perform all such obligations without first obtaining the consent or approval of any third party, (ii) no assignee is permitted to bring any claim against PWI or any User other than through an action undertaken by Purchaser, and (iii) no Purchaser Lien shall be created in connection with any such assignment.

13.11 Expenses. In the event there shall occur a default by a party hereto in the performance of its Obligations hereunder, the non-prevailing party shall pay the prevailing party upon demand all reasonable out-of-pocket expenses of the prevailing party (including reasonable fees and expenses of counsel for the prevailing party) in connection with the enforcement of the Documents or collection efforts thereunder, the reasonable fees and out-of-pocket expenses of counsel for the prevailing party with respect to advising prevailing party as to its rights and responsibilities under the documents, all costs and expenses, if any, in connection with appraisals of any part of any Equipment, advances made by a party to protect its right in such Equipment, Payments and all court costs and costs of collection.

13.12     Tax Indemnity.

(a) PWI agrees to pay, and shall indemnify, protect, defend and hold harmless Purchaser, its successors and assigns, on a net after-tax basis, from and against, any and all taxes (together with any fines, penalties or interest thereon) (collectively "Taxes") which are imposed by any government, governmental subdivision or other taxing authority of or in any jurisdiction, and are imposed on or with respect to:

(i)     the Equipment;

the Contracts between PWI and the Users of the Equipment;
the Payments, receipts or earnings arising from or received with respect to, the Equipment, and the importation of the Equipment or the acceptance, delivery, lease, sublease, supply, ownership, possession use, repair, maintenance, overhaul, transportation, storage- return or other disposition thereof; provided, however, that the foregoing indemnity shall not apply to Taxes imposed by the Federal Government of the United States of America or any State (including the District of Columbia and any possession of the United States), or any political subdivision of a State or taxes collected by Purchaser or which Purchaser is obligated to bill and collect pursuant to
Section 6.3.

(b) Purchases of Equipment hereunder will be made on the understanding that Purchaser intends to claim such deductions, credits and other benefits as are provided to an owner of property, including without limitation, the Modified Accelerated Cost Recovery System Deductions on the Equipment under
Section 168 and related sections of the Internal Revenue Code and PWI agrees not to assert any position which conflicts with such understanding.

13.13 Term. The term of this Agreement shall commence as of the date hereof and shall continue from year to year until such time as either party gives the other party ninety (90) days advance written notice of its intention to discontinue additional Purchases. Notwithstanding the foregoing, this Agreement shall continue in full force and effect (a) with respect to any Funding Commitment then outstanding, until the Purchase contemplated thereby is consummated or the Funding Commitment expires, and (b) with respect to each outstanding Contract then subject to a Purchase and each Contract to be Purchased pursuant to an outstanding Funding Commitment, until the expiration or earlier termination of such Contract and disposition of the Equipment covered by such Contract by Purchaser. The respective obligations of the parties hereto for payment of funds and with regard to the representations, warranties and indemnification contained herein shall survive the termination of this Agreement.

13.14     Scope of Relationship.

No Partnership, Etc. This Agreement shall not be deemed to create or evidence a partnership, joint venture, agency or other relationship between Purchaser and PWI or any other party except as expressly provided herein.

Limitation of Liability. Except to the extent provided in Section 12, PWI and Purchaser will be liable to the other only for direct damages arising out of this agreement or any breach hereof and neither party shall be liable to the other party for any indirect, special, exemplary, punitive or consequential damages.

Referral Fee. Purchaser shall pay a Referral fee equal to 0.25% of the Purchase Price (the "Referral Fee") to Lakebrook Capital LLC, 10 South 5th Street, Suite 700, Minneapolis, MN 55402, Phone 612/204-4590 for all Contracts in the first Investment Schedule and set forth in Schedule 1.
The Referral Fee shall not apply to any Investment Schedule (s) that is (are) completed after the first Funding Date.

13.16 Entire Agreement. This Agreement and the other Documents contemplated by this Agreement together embody the entire agreement between the parties relating to the transactions contemplated hereby and supersede all prior agreements, whether oral or in a Record, and understandings, if any, relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be executed in duplicated as of the date first above mentioned.

Printware, Inc.



By: /s/ Thomas W. Petschauer
----------------------------
Thomas W. Petschauer
Title:  Executive Vice President & Chief Financial Officer

Minnwest Capital Corporation

By: /s/ James D. Sheedy
----------------------------
James D. Sheedy

Title: Executive Vice President

EXHIBIT A

Printware, Inc. EQUIPMENT LEASE AGREEMENT

EXHIBIT B

PWI Submittal

SHALL CONSIST OF THE FOLLOWING ITEMS

PWI's lease pricing, the Equipment sale price or dollar amount PWI expects to sell the Equipment for, the monthly payment amount and number of payments collected in advance, the residual amount expected to be use in the lease pricing , and a complete description of the Equipment, including Serial Numbers, if available.

A completed credit application, with the lessee's complete legal name and address, authorizing PWI or its agent (s) the right to secure credit reports and/or other financial information and reports on the lessee and/or individual
(s) involved in the transaction.

3. All financial, credit information and reports obtained by PWI on the lessee.

EXHIBIT C

Funding Commitment

[Date]

Thomas W. Petschauer
Executive Vice President
& Chief Financial Officer
Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55121

Re: Funding Commitment for *** (the "Users") attach the list of Users.

Dear Mr. Petschauer:

Minnwest Capital Corporation, ("Purchaser") is pleased to inform you that the transaction described in the attached PWI Submittal dated _______ day of _________ , 200_ (the "Submittal") is approved as specified below. This Funding Commitment incorporates by this reference the terms of the Submittal, as it may be amended and superseded hereby, and is subject to the terms and conditions set forth in the Lease Program Agreement dated as of _________, 2000 (the "Program Agreement"), between Purchaser and Printware, Inc. ("PWI"), which terms and conditions are also incorporated herein by this reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Program Agreement. If there is any conflict between the terms contained in this Funding Commitment and the Submittal, this Funding
Commitment will amend and supersede the Submittal to the extent of the conflict.

The transaction is:

Approved as submitted (see the Submittal for transaction details).

Approved with the following changes and additional requirements which supersede and amend the Submittal:

[specify terms required by approval]

The Purchase Price for the transaction to which this Funding Commitment relates (the "Transaction") is $____________. If the Transaction is not funded by [insert the date that is 30 days after the date of this Funding Commitment] the Purchase Price is subject to adjustment as provided in
Section 2.2 of the Program Agreement. The benchmark price is the Present Value of the remaining lease Rental Payments using the Discount Rate.

The Purchaser shall not be obligated to fund the Transaction if the Users have not accepted the related Equipment for all purposes of the Contract by [insert the date that is 60 days after the date of this Funding Commitment] (the "Commitment Expiration Date"). The Purchaser may, in its sole discretion, extend the Commitment Expatiation Date, and any such extension shall be made in writing by an authorized signatory in Purchaser's home office.

If you are in agreement with the terms of this Funding Commitment, please so advise us within five business days from the date of this letter, failing which this Funding Commitment will expire. Your advice may be by returning the authenticated original of this Funding Commitment to us, or by telephone (to 612- 545-8815 or facsimile to 612-545-8010), in each case with the signed original to follow within an additional five Business Date.

We look forward to working with you on the Transaction.

Very truly yours,

Minnwest Capital Corporation

By:
Name:
Title:

Confirmed and Accepted:

Printware, Inc.

By:
Name:
Title:

EXHIBIT D

Investment Schedule

THIS INVESTMENT SCHEDULE is executed pursuant to the Lease Program Agreement dated as of ___________, 2000 (the "Program Agreement"), between Printware, Inc. ("PWI") and Minnwest Capital Corporation ("Purchaser"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Program Agreement. The terms "Equipment", "Contract", and "Payments", shall have the meanings set forth in Schedule 1 hereto.

1. Sale and Assignment. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, PWI hereby sells, assigns, transfers and conveys to Purchaser, its successors and assigns, the Equipment and all of its right, title and interest in, to and under the Contracts, including the Payments thereunder, TO HAVE AND TO HOLD unto Purchaser and its successors and assigns forever.

2. Representations and Warranties. PWI and Purchaser each hereby confirms that its representations and warranties contained in Section 3 of the Program Agreement are true and correct in all material respects, on the date hereof.

3. Transaction Information. Specific information pertaining to the Contracts and the transaction effected hereby is set forth in Schedule 1 hereto.

4. Other. This Investment Schedule is subject to the following additional terms and conditions.

IN WITNESS WHEREOF, PWI and Purchaser have duly executed this Investment Schedule as of _______________, _________.


Printware, Inc.                         Minnwest Capital Corporation


By: /s/Thomas W. Petschauer             By: /s/James D. Sheedy
        __________________________      ___________________________
       Executive Vice President         Executive Vice President
       and Chief Financial Officer